P R E S S R E L E A S E

Synthesis Energy Systems and The North American Coal Corporation Enter into Joint Development Agreement to Evaluate Gas-To-Liquids Project Near Red Hills Mine in Mississippi

HOUSTON, Texas, July 16, 2008 – Synthesis Energy Systems, Inc. (“SES”) (NASDAQ: SYMX) and The North American Coal Corporation (“NAC”), a subsidiary of NACCO Industries, Inc. (NYSE: NC), have entered into a joint development agreement through which the two companies will conduct a pre-feasibility study to explore the development of a coal-based gasification facility utilizing SES’s proprietary U-GAS® technology.  The location for the study is NAC’s Red Hills Mine Operations near Ackerman, Mississippi.  If constructed, it is expected that the facility will produce synthetic gasoline, chemical feedstocks and/or synthetic natural gas.  Following the completion of the pre-feasibility study, the companies will determine if they will engage in a front-end engineering design study to further develop the opportunity.   This joint development agreement will be in addition to SES’s on-going development work with Consol Energy in the U.S., and Hai Hua, Golden Concord and YIMA in China.

“We are pleased to be working with NAC on the potential development of our second coal gasification project in the United States," said Tim Vail, President and CEO of SES.  "By utilizing lignite coal as the raw material in the gasification process, we believe that SES will demonstrate the versatility of its U-GAS® technology, a key operational advantage,” Vail added.

Lignite is a high ash and high moisture feedstock that is abundant throughout the southern states, in addition to other areas in the United States, and is well suited for conversion in SES’s U-GAS® technology. U-GAS® is advantaged over other commercially available gasification technology in that it can efficiently convert low-rank lignite coals into high value commodity products such as synthetic gasoline and synthetic natural gas.

About The North American Coal Corporation
With 2.3 billion tons of lignite coal reserves, NAC is the nation's largest miner of lignite coal, and the eighth largest coal producer nationwide as of December 31, 2007, delivering 33.7 million tons of lignite coal in 2007.  NAC operates six surface lignite coal mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies in the United States.  The company also provides dragline mining services operating under the “North American Mining Company” for independently owned limerock quarries in Florida.

About Synthesis Energy Systems, Inc.
SES is an energy and technology company that builds, owns and operates coal gasification plants that utilize its proprietary U-GAS® fluidized bed gasification technology to convert low rank coal and coal wastes into higher value energy products, such as transportation fuels, industrial chemicals, ammonia and synthetic natural gas.  The U-GAS® technology, which SES licenses from the Gas Technology Institute gasifies coal in an environmentally friendly manner .  The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables us to construct plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas and Shanghai, China.  For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.

Forward Looking Statements
The matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. When used in this press release, the words “expects," "will" and similar expressions identify certain of such forward-looking statements.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.  These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control.  These include, but are not limited to, risks and uncertainties associated with: our early stage of development, the success of our development projects with industry partners, the limited history and viability of our technology, our results of operation in foreign countries, our ability to maintain production from our first plant in its Hai Hua project and the sufficiency of our internal controls.  The Company cautions that the foregoing factors are not exclusive.  The Company assumes no obligation to update the information contained in this press release.

Contact:
Synthesis Energy Systems, Inc.
Ann Tanabe

Vice President of Investor Relations

(713) 579-0600

Ann.tanabe@synthesisenergy.com

Three Riverway, Suite 300  Houston, Texas 77056

Tel: (713) 579-0600 / Fax: (713) 579-0610